EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Carriage Services, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-136313, No. 333-162408, and No. 333-166912) on Form S-8 and (No. 333-171711) on Form S-3 of Carriage Services, Inc. (the Company) and subsidiaries of our reports dated March 18, 2013 with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012 which reports appear in the December 31, 2012 annual report on Form 10-K of Carriage Services, Inc.
/s/ KPMG LLP
Houston, Texas
March 18, 2013